Exhibit 10.4

PERFORMANCE BASED STOCK OPTION AGREEMENT

(Lawrence Sims)

(form of)

[Note: Confidential and/or proprietary information is deleted or edited in the below agreement. This is denoted with brackets.]

This Performance Based Stock Option Agreement (the “Agreement”) is made and entered into by and between ON SEMICONDUCTOR CORPORATION (“Company”) and Larry Sims (“Optionee”) as of the 10th day of February 20005 (“Date of Grant”).

RECITALS

A. The Board of Directors of the Company adopted the ON Semiconductor Corporation (formerly known as SCG Holding Corporation) 2000 Stock Incentive Plan on February 17, 2000, as amended from time to time (the “Plan”), as an incentive to retain key employees, officers, and consultants of the Company and to enhance the ability of the Company to attract new employees, officers and consultants whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.

B. The Board has approved the granting of options to the Optionee pursuant to the Plan to provide an incentive to the Optionee to focus on the long-term growth of the Company.

C. All defined terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee the right and option (hereinafter referred to as the “Option”) to purchase an aggregate of 100,000 shares (such number being subject to adjustment as provided in paragraph 11 hereof and Section 14 of the Plan) of the Common Stock of the Company (the “Stock”) on the terms and conditions herein set forth. This Option may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an “incentive stock option” as set forth in Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting of Option. The Option shall vest and become exercisable in accordance with the schedule below:

25% of the Option grant shall become exercisable on February 10, 2006;

25% of the Option grant shall become exercisable on February 10, 2007;

25% of the Option grant shall become exercisable on February 10; 2008; and

25% of the Option grant shall become exercisable on February 10, 2009.

PROVIDED, HOWEVER, that, notwithstanding the vesting schedule set forth immediately above and subject to the additional terms and conditions stated in this paragraph, in the event that, during the time that the Optionee holds the title of General Manager of the Company’s Analog Products Group (“APG”) or its successor entity, the APG achieves [certain performance measurements] then the Option shall become fully exercisable on the date of such achievement, provided that the Compensation Committee of the Board (“Committee”) has accepted and provided written acknowledgement of such achievement.

When the Optionee believes that the APG has achieved [certain performance measurements] for the Option to become fully exercisable under this Agreement (as specified herein) the Optionee shall notify the Chief Executive Officer and Committee in writing of the calendar date of such achievement with an explanation of the APG’s qualifying performance including all necessary calculations and measurements [of such performance achievement] and the provisions of this paragraph (a “Notice of Achievement”). Once received, the Committee, in consultation with the Chief Executive Officer, will promptly review the Notice of Achievement and either accept it or provide an explanation for non-acceptance in writing. The Optionee understands that such review by the Committee may include an analysis of any and all parameters of the APG’s qualifying performance and that the Committee’s final determination not to accept the Notice of Achievement shall be made in good faith and shall be final and binding on the Optionee. If the Notice of Achievement is accepted by the Committee as described above, the Option shall become fully exercisable on the date the Committee has made such final determination.

[This deleted paragraph explains in detail how the performance measurements are calculated.]

In addition, [performance achievement] will be determined based on “organic” growth of the Company, meaning without taking into account any future merger, consolidation, recapitalization, asset sale, acquisition, joint venture or other sort of strategic alliance, or any other relevant corporate transaction or reorganization. Thus, […] performance target of […] may be adjusted by the Company’s Board and/or Committee if such determine in good faith that such adjustment is appropriate in order to reflect changes in the […] during the measurement period as a result of any of the preceding listed events.

3. Purchase Price. The price at which the Optionee shall be entitled to purchase the Stock covered by the Option shall be $4.40 per share, which equals the closing price of the Company’s Stock as quoted on the Nasdaq National Market on the Date of Grant/February 10, 2005.

4. Term of Option. The Option granted under this Agreement shall expire, unless otherwise exercised, ten (10) years from the Date of Grant, through and including the normal close of business of the Company on February 10, 2015 (“Expiration Date”), subject to earlier termination as provided in paragraph 8 hereof.

5. Exercise of Option. The Option may be exercised by the Optionee as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 6 and 7 hereof.

6. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company (“Effective Date”). The notice shall state the Optionee’s election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 7 hereof), the exact name or names in which the shares will be registered and the Social Security number of the Optionee. Such notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. In the event the Option shall be exercised by a person or persons other than Optionee pursuant to paragraph 8 hereof, such notice shall be signed by such other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

7. Method of Payment for Options. Payment for shares purchased upon the exercise of the Option shall be made by the Optionee in cash, previously-acquired Stock held for more than six (6) months (through actual tender or by attestation), broker-assisted cashless exercise arrangement, or such other method permitted by the Board and communicated to the Optionee in writing prior to the date the Optionee exercises all or any portion of the Option.

8. Termination of Employment or Services.

8.1 General. If the Optionee terminates employment or otherwise ceases to perform services for the Company for any reason other than death or Disability, then the Optionee may at any time within ninety (90) days after the effective date of termination of employment or services exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that the Option shall lapse immediately upon a termination for Cause. In no event shall the Option be exercisable after the Expiration Date.

8.2 Death or Disability of Optionee. In the event of the death or Disability (as that term is defined in the Plan) of the Optionee within a period during which the Option, or any part thereof, could have been exercised by the Optionee, including ninety (90) days after termination of employment or services (the “Option Period”), the Option shall lapse unless it is exercised within the Option Period and in no event later than twelve (12) months after the date of the Optionee’s death or Disability by the Optionee or the Optionee’s legal representative or representatives in the case of a Disability or, in the case of death, by the person or persons entitled to do so under the Optionee’s last will and testament or if the Optionee fails to make a testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive such Option under the applicable laws of descent and distribution. An Option may be exercised following the death or Disability of the Optionee only if the Option was exercisable by the Optionee immediately prior to his death or Disability. In no event shall the

Option be exercisable after the Expiration Date. The Board shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this paragraph 8 to exercise the Option.

9. Nontransferability. The Option granted by this Option Agreement shall be exercisable only during the term of the Option provided in paragraph 4 hereof and, except as provided in paragraph 8 above, only by the Optionee during his lifetime and while an Optionee of the Company. Except as otherwise permitted by the Committee, this Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution.

10. Market Stand-off Agreement. The Optionee, if requested by the Company and an underwriter of Stock (or other securities) of the Company, agrees not to sell or otherwise transfer or dispose of any Stock (or other securities) of the Company held by the Optionee during the period not to exceed one-hundred eighty (180) days as requested by the managing underwriter following the effective date of a registration statement of the Company filed under the Securities Act. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop transfer instructions with respect to the Stock (or other securities) subject to the foregoing restriction until the end of such project.

11. Adjustments in Number of Shares and Option Price. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the Option, all as set forth in Section 14 of the Plan.

12. Delivery of Shares. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price shall have been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Board, the Optionee has delivered to the Board an Investment Letter in form and content satisfactory to the Company as provided in paragraph 13 hereof.

13. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. The Board may require that the Optionee, prior to the issuance of any such shares pursuant to exercise of the Option, sign and deliver to the Company a written statement (“Investment Letter”) stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act of 1933 or other applicable federal or state securities laws and regulations. Such Investment Letter shall be in form and content acceptable to the Board in its sole discretion.

14. Definitions; Copy of Plan. To the extent not specifically provided herein, all capitalized terms used in this Option Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

15. Administration. This Option Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Board in accordance with the terms of and as provided in the Plan. The Board shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Board with respect thereto and to this Option Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Option Agreement and the Plan, the provisions of the Plan shall control.

16. Continuation of Employment or Services. This Option Agreement shall not be construed to confer upon the Optionee any right to continue in the employ of, or providing services to, the Company and shall not limit the right of the Company, in its sole discretion, to terminate the employment or services of the Optionee at any time.

17. Obligation to Exercise. The Optionee shall have no obligation to exercise any option granted by this Agreement.

18. Governing Law. This Option Agreement shall be interpreted and administered under the laws of the State of Delaware.

19. Amendments. This Option Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In any such event, the Company and the Optionee agree that this Option Agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from such legislation. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be signed by its duly authorized representative and the Optionee has signed this Option Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:
Name:
Its:

LAWRENCE SIMS (OPTIONEE NAME)

By: